CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-54689, Form S-8 No. 33-59099, Form S-8 No. 333-34175, Form S-8
No. 333-92757, Form S-8 No. 333-30308 and Form S-8 No. 333-83707) of Thomas
Industries Inc., of our report dated July 24, 2002, except for Note 7, as to which the date is November 1, 2002, with respect to the consolidated financial statements of Werner Rietschle Holding GmbH for the years ended December 31, 2001, 2000 and 1999, included in the current report on Form 8-K/A of Thomas Industries Inc. dated November 11, 2002, filed with the Securities and Exchange Commission.



Freiburg, Germany
November 8, 2002

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft


/s/ Schneider                    /s/ Nietzer
(Schneider)                      (Nietzer)
Wirtschaftsprufer                Wirtschaftsprufer